Exhibit 99.2

November 29, 2007

To whom it may concern:

The undersigned, E. Anthony Woods, hereby consents to being named as a nominee to be elected as a director of Critical Homecare Solutions Holdings, Inc., a Delaware corporation, in Amendment No. 1 to its Registration Statement on Form S-1, Registration No. 333-146618, filed on December 3, 2007, all prospectuses related thereto and all subsequent amendments thereto.

Yours Sincerely,

/s/ E. Anthony Woods
E. Anthony Woods